PLS CPA, A PROFESSIONAL CORPORATION
4725 MERCURY STREET #210 SAN DIEGO CALIFORNIA 92111
TELEPHONE (858)722-5953 FAX (858) 761-0341 FAX (858) 433-2979
E-MAIL changgpark@gmail.com

February 14, 2018

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Alpha Investment Inc. (formerly known as Gogo Baby, Inc.) of our report dated March 16, 2017, with respect to the balance sheets as of December 31, 2016 and 2015, and the related statements of income, cash flows, and shareholders' deficit for the fiscal years period ended December 31, 2016 and 2015, which appears on Form S-1 Amendment No 2 of Alpha Investment Inc. (formerly known as Gogo Baby, Inc.)

Very truly yours,

/s/PLS CPA

PLS CPA, A Professional Corp.
San Diego, CA 92111